Exhibit 99.1

Chiasma Names Mark J. Fitzpatrick Chief Executive Officer

WALTHAM, Mass., September 30, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced that Mark J. Fitzpatrick has been appointed President and Chief Executive Officer and a member of the company’s Board of Directors, effective October 1, 2016. Mr. Fitzpatrick currently serves as Chiasma’s Chief Financial Officer. He succeeds Mark Leuchtenberger, who has stepped down as Chief Executive Officer to pursue other opportunities. This action follows Chiasma’s announcement of corporate restructuring actions in June and August 2016, which were made after receiving a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) in April 2016 regarding the New Drug Application (NDA) for its lead product candidate, Mycapssa® (octreotide) capsules.

“We extend our sincere appreciation to Mark Leuchtenberger for his contributions to Chiasma these past 18 months,” said Dave Stack, Chairman of the Board of Chiasma. “Mark was instrumental in recruiting a premier sales organization and commercial infrastructure in anticipation of a potential commercial launch earlier this year. The Board appreciates these efforts and wishes Mark well as he begins his pursuit of new opportunities within the industry.”

Mr. Fitzpatrick joined Chiasma as its Chief Financial Officer in June 2015 and has over 25 years of experience in the biotechnology industry. He has held the senior-most financial leadership position and reported directly to the CEO of both public and private technology companies since 1991.

“I am excited by the opportunity to assume greater responsibilities at Chiasma and lead the company as we continue our mission to bring an oral treatment option to patients with acromegaly,” said Mr. Fitzpatrick.

About Mycapssa

Mycapssa is the conditional trade name of octreotide capsules, an investigational new oral drug in development for the maintenance therapy of adult patients with acromegaly. Mycapssa has been granted orphan designation in the United States and the European Union for the potential treatment of acromegaly. Mycapssa has not been approved for use in any jurisdiction.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone (GH), ultimately leading to significant health problems and early death if untreated. There are an estimated 69,000 individuals with acromegaly worldwide. In 13 studies of acromegaly prevalence since 1980, an average of approximately 75 cases per million was determined, suggesting roughly 24,000 individuals with acromegaly in the United States, of which an estimated 8,000 are treated chronically with somatostatin analog injections. Because symptoms often develop slowly, diagnosis may be delayed by years or decades, making it difficult to determine the total number of people with the disease.

About Chiasma

Chiasma is dedicated to improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases, using its Transient Permeability Enhancer (TPE®) technology platform. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly-owned subsidiary in Israel. Mycapssa, TPE and MPOWERED are trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s mission to bring an oral treatment option to patients with acromegaly. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (SEC) on March 17, 2016, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with SEC on August 11, 2016 and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com